EXHIBIT 10.1
TIPTREE INC.
2023 DEFERRED COMPENSATION PLAN
1.PURPOSE. The purpose of the Tiptree Inc. 2023 Deferred Compensation Plan (as may be amended from time to time, the “Plan”) is to provide Participants with an opportunity to defer Eligible Cash Compensation and RSU Grants (each as defined in Section 4 below).
2.EFFECTIVE DATE. The Plan became effective on August 1, 2023.
3.ELIGIBILITY. Each Eligible Employee (as defined below) and each member of the Board of Directors (the “Board”) of Tiptree Inc. (the “Company”) is eligible to participate in the Plan (each such individual, an “Eligible Service Provider”). Each Eligible Service Provider who elects to participate in the Plan and whose election to defer eligible compensation hereunder becomes irrevocable as provided in Section 5(b) of the Plan is referred to herein as a “Participant”. For purposes of the Plan, “Eligible Employee” means each employee of the Company who is a member of a select group of management or highly compensated employees and who has been notified by the Administrator (as defined below) of his or her status as an Eligible Employee.
4.ELIGIBLE COMPENSATION.
a.An Eligible Service Provider who is an employee of the Company may elect to defer the receipt of any regular base salary or regular base wages and any annual or long-term bonus compensation (“Eligible Cash Employee Compensation”) payable by the Company to such employee in respect of his or her employment. An Eligible Service Provider who is a member of the Board may elect to defer the receipt of any annual cash retainer and committee fees (“Eligible Cash Director Fees” and, together with Eligible Cash Employee Compensation”, “Eligible Cash Compensation”) payable by the Company to such member of the Board in respect of his or her Board service.
b.An Eligible Service Provider may elect to defer the receipt of Common stock otherwise deliverable in respect of any grants of restricted stock units, including restricted stock units subject to performance-based vesting conditions (collectively, “RSU Grants”), under the Company’s 2017 Omnibus Incentive Plan (or any successor plan) (as amended from time to time, the “Omnibus Plan”) to such Eligible Service Provider in respect of his or her employment with, or service to, the Company.
5.ELECTION TO DEFER COMPENSATION.
a.Eligible Cash Compensation and RSU Grant Elections. An Eligible Service Provider may defer (i) the receipt of up to 100% of any Eligible Cash Compensation (or such lower percentage as determined by the Administrator) and/or (ii) all or any part of his or her RSU Grants, in each case to be received for services performed in any calendar year by completing and delivering a deferral election form in accordance with Section 5(b) not later than December 31 of the preceding year (or such earlier date as may be specified by the Administrator). Any individual who becomes an Eligible Service Provider after January 1 of any year may elect within thirty (30) days after becoming an Eligible Service Provider to defer (i) the receipt of up to 100% of any Eligible Cash Compensation (or such lower percentage as determined by the Administrator) and/or (ii) all or any part of his or her RSU Grants, in each case to be received for services performed after such election in the remainder of such calendar year, by completing and delivering a deferral election in accordance with Section 5(b) within such thirty (30)-day period. An Eligible Service Provider’s Eligible Cash Compensation and RSU Grants shall be treated as received for services performed in a calendar year if paid or granted with respect to services performed in such year. Any Eligible Cash Compensation deferred under the terms of the Plan shall be referred to in the Plan as “Deferred Compensation”. Any RSU Grants deferred under the terms of the Plan shall be referred to in the Plan as “Deferred RSUs”.
b.Form of Deferral Election.
i.Each deferral election under this Section 5 shall be made in writing or electronically in such form and manner as prescribed by the Administrator. The Administrator may condition the effectiveness of any such election upon the delivery by the Eligible Service Provider of such other form or forms as the Administrator may prescribe. A deferral election under Section 5 for a particular calendar year shall be irrevocable as of December 31 prior to such calendar year or upon such earlier date as may be specified by the Administrator (or, in the case of an initial year of participation under subsection (a) above, once the thirty (30)-day election period has expired). Except as otherwise determined by the Administrator, an Eligible Service Provider must submit a new deferral election for each calendar year by the deadline prescribed above. An Eligible Service Provider will become a Participant in the Plan on the day that his or her deferral election becomes irrevocable.
ii.An Eligible Service Provider may elect payment of his or her Deferred Compensation and/or Deferred RSUs (plus the amounts (if any) credited under Section 6) in the form of a lump-sum payment or a number of annual installments (not to exceed five (5)), with such lump-sum payment or the first installment payment occurring on a fixed date, in accordance with such procedures as may be specified by the Administrator, or a date that is (A) not later than sixty (60) days following the date of the Eligible Service Provider’s Separation from Service, subject to Section 15(e), or (B) if elected by an Eligible Service Provider in accordance with such procedures as may be specified by the Administrator, a prescribed number of months following an Eligible Service Provider’s Separation from Service.

c.Change in Deferral Election.  A Participant may change his or her election with respect to the time and manner of distribution of his or her Account in accordance with the following requirements:
i.Such subsequent election shall take effect not earlier than twelve (12) months after the date on which the subsequent election is made and filed with the Company using a form prescribed by the Administrator;
ii.Except in the case of the Participant’s death or Disability, the lump-sum payment or the first installment payment with respect to which a subsequent election is made must be deferred for a period of at least five (5) years from the date that the Participant’s payments would have commenced under the payment schedule in effect prior to the modification; and
iii.Any subsequent election shall not be effective unless made at least twelve (12) months prior to the date on which the Participant’s payments would have commenced under the payment schedule in effect prior to the modification.
6.DEFERRED COMPENSATION ACCOUNT. The Company shall establish a book-entry account for each Participant to record the Participant’s Deferred Compensation and Deferred RSUs (the “Account”). A Participant’s Deferred Compensation shall be allocated to the portion of the Account consisting of the Notional Investment Fund (as defined below) and a Participant’s Deferred RSUs shall be allocated to the portion of the Account consisting of Share Units.
a.For Deferred Compensation allocated by the Participant to the Notional Investment Fund:
i.At the time the Deferred Compensation would otherwise have been payable, the Account will be credited with the amount of the Deferred Compensation, the receipt of which the Participant has elected to defer, with the book-entry credits attributable to the Deferred Compensation referred to as the “Notional Investment Fund” portion of the Account.
ii.At the end of each calendar year or terminal portion of a year, the Notional Investment Fund portion of the Account will be credited with deemed interest, at an annual rate equivalent to the weighted average prime or base lending rate of JP Morgan Chase Bank (including any successor thereto or such other financial institution that may be selected from time to time by the Administrator in accordance with Section 11 of the Plan and in accordance with applicable law) for the relevant year or portion thereof (the “Interest Equivalents”), upon the average daily balance of the Notional Investment Fund portion of the Account during such year or portion thereof. Notwithstanding the foregoing, the Administrator shall have the discretion to designate additional investment options, and the procedures for election of such options by Eligible Service Providers, that are to be available for purposes of determining how the Notional Investment Fund portion of the Account is to be adjusted for notional investment experience.
b.For Deferred RSUs allocated to Share Units:
i.At the time the Deferred RSUs would otherwise have been granted to the Participant, the Account will be credited with the number of Share Units equal to the number of shares of Common Stock (computed to the nearest 1/1000 of a share) to be delivered in connection with the vesting or settlement of the Deferred RSUs, the receipt of which the Participant has elected to defer;
ii.The Share Units credited to a Participant’s Account in respect of Deferred RSUs shall be subject to the same vesting terms and conditions as the underlying RSU Grant and, in addition to being governed by the Plan, shall be governed by the Omnibus Plan;
iii.Unless otherwise determined by the Administrator, on each date on which a cash dividend is paid on the Common Stock, the Account will be credited with the number of Share Units (computed to the nearest 1/1000 of a share) which theoretically could have been purchased with the amount of dividends payable on the number of shares of Common Stock equal to the number of vested Share Units in the Participant’s Account immediately prior to the payment of such cash dividend (such amounts, “Dividend Equivalents”); the number of additional Share Units credited as Dividend Equivalents shall be calculated by using the closing price for the Common Stock on such dividend payment date (or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported) on The Nasdaq Global Select Market (“Nasdaq”) or, if the Common Stock is not then listed or quoted on Nasdaq, the principal stock exchange on which the Common Stock is then traded; provided that, with respect to the payment of any other dividends, the Share Units in the Account shall be adjusted in the manner provided in Section 8(d); any additional Share Units that are so credited related to Deferred RSUs shall be subject to the same terms and conditions as the underlying RSU Grant; for the avoidance of doubt, the crediting, if any, and treatment of any Dividend Equivalents with respect to unvested Share Units shall be set forth in the award agreements governing the RSU Grants.
iv.On the date of the occurrence of any event described in Section 8(d) below, the Account will be credited with the number of Share Units necessary for an equitable adjustment, which adjustment shall be determined in accordance with Sections 8(d) and 11 of the Plan and the corresponding Sections of the Omnibus Plan and in accordance with applicable law.
7.VALUE OF ACCOUNTS. The value of each Participant’s Account on any date shall consist of (a) in the case of the Notional Investment Fund, the sum of the Deferred Compensation credited in accordance with Section 6 above and the Interest Equivalents credited through such date, if any, and (b) in the case of Share Units, the market value of the corresponding number of shares of Common Stock on such date, determined using the closing price for the Common Stock on such date (or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported) on Nasdaq, or if the Common Stock is not then listed or quoted on Nasdaq, the principal stock exchange on which the Common Stock is then traded.  A Participant’s Account shall be credited with Interest Equivalents or additional Share Units, if any, for so long as there is an outstanding balance credited to the Participant’s Account.
8.PAYMENT OF DEFERRED COMPENSATION. No payment shall be made from a Participant’s Account except as follows:
a.The balance of a Participant’s Account consistent of the Notional Investment Fund shall be paid in cash in the manner elected in accordance with the provisions of Section 5(b) above.  If annual installments are elected, payments will be made beginning as of the payment commencement date and shall continue to be made on each subsequent anniversary of the payment commencement date until the number of installment payments specified by the Participant has been paid. The amount of each installment payment shall be determined by dividing (i) by (ii), where (i) equals the balance of the Account as of the last valuation date in the month preceding the month of payment and (ii) equals the remaining number of installment payments elected minus the number of installments previously paid. If an Account is payable in installments, the Account will continue to be credited with Interest Equivalents in accordance with Section 6(a)(ii) until the Account is completely distributed.
b.The balance of a Participant’s Account consisting of Share Units shall be paid in the number of shares of Common Stock equal to the whole number of Share Units in the Participant’s Account that are fully vested as of the date of the Participant’s Separation from Service.  If annual installments are elected, the delivery of shares on each payment date shall be determined based on the methodology described in Section 8(a) above, provided that a cash payment in lieu of fractional shares of Common Stock issuable in respect of fractional Share Units, if applicable, may be made with the last payment. For the avoidance of doubt, no shares of Common Stock will be issued in respect of a Share Unit credited to a Participant’s Account in respect of Deferred RSUs to the extent the underlying RSU Grant is cancelled or forfeited, or otherwise does not vest prior to the Participant’s Separation from Service.

c.Notwithstanding the election of a Participant pursuant to Section 5(b), in the event of a Participant’s death or Disability or the occurrence of a Change in Control, the vested balance in the Participant’s Account shall be determined as of the date of death, Disability or Change in Control, as applicable, and such balance shall be paid in one lump-sum payment in cash, in the case of the Notional Investment Fund, or, except as provided for below, in shares of Common Stock, in the case of fully vested Share Units, to the Participant or the Participant’s estate, as the case may be, as soon as reasonably practicable thereafter (and otherwise in compliance with applicable law) but in no event later than sixty (60) days following the date of such death, Disability or Change in Control.  Amounts credited as Share Units to the Participant’s Account may, at the discretion of the Administrator, be settled in cash in the event of a distribution following a Change in Control. For the avoidance of doubt, in no event may any Participant, directly or indirectly, designate the calendar year of any payment to be made pursuant to the Plan.
d.In the event of any merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disaffiliation, or similar event affecting the Company or any of its subsidiaries, the Board or the CNG Committee of the Board (the “Committee”) may make such equitable substitutions or adjustments in the aggregate number of Share Units in a Participant’s Account and in the form or type of property represented by such Share Units as the Board or the Committee deems appropriate.  In the event of a reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure of the Company, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to the aggregate number of Share Units in a Participant’s Account and in the form or type of property represented by such Share Units.  Any successor corporation or other acquirer of the Company shall be required to assume the Company’s obligations hereunder and substitute an appropriate number of shares of stock or other equity measure of such successor entity for Share Units. Notwithstanding the foregoing, in the event of a Change in Control, in the discretion of the Administrator, the vested Share Units credited to the Participant’s Account may be converted on such date into the Notional Investment Fund portion of the Account based on the value of the vested Share Units as of the date of the Change in Control as determined under Section 7.
9.PARTICIPANT’S RIGHTS UNSECURED. The right of a Participant to receive any unpaid portion of the Participant’s Account, whether the Notional Investment Fund or vested Share Units, shall be an unsecured claim against the general assets of the Company.
10.NONASSIGNABILITY. The right of a Participant to receive any unpaid portion of the Participant’s Account shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation.

11.ADMINISTRATION. The Plan is intended to be an unfunded plan under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 and shall be administered by the Administrator. “Administrator” shall mean the Committee, who shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions thereof and who shall have the power to delegate ministerial matters to such officers or employees of the Company as it deems appropriate.
12.STOCK SUBJECT TO PLAN. Any Share Units credited to the Accounts of Participants, and, subject to Section 8(d) of the Plan, any shares of Common Stock delivered with respect to an Account under the Plan shall be delivered under the Omnibus Plan and shall reduce the number of shares of Common Stock available for grant thereunder, subject to the terms and conditions of the Omnibus Plan. To the extent required under applicable law, including applicable listing standards, if the Administrator determines that settlement of Share Units in shares of Common Stock could reasonably be expected to result in an issuance of shares of Common Stock in excess of the limit set forth under the Omnibus Plan (as the same may from time to time be increased by amendment, subject to shareholder approval to the extent required), the Administrator may require that a portion or all of the Share Units in affected Participants’ Accounts be settled in cash.
13.TAXES. The Company shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit).
14.AMENDMENT AND TERMINATION. The Plan may be amended, modified or terminated at any time by the Committee or the Board; provided, however, that no such amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to vested amounts theretofore accrued to the Participant’s Account and any termination of the Plan shall be effected in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
15.SECTION 409A OF THE CODE.
a.The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Section 409A of the Code and shall be administered in accordance, and consistent with, such intent. The Administrator, pursuant to its authority to interpret the Plan, may sever from the Plan any provision or exercise of a right that otherwise would result in a violation of Section 409A of the Code.
b.For purposes of the Plan, “Separation from Service” shall mean a “separation from service,” as defined in Section 409A of the Code.
c.Any adjustments to Share Units and/or cash payments made pursuant to Section 8(d) shall be made (i) in compliance with the requirements of Section 409A of the Code and (ii) in such a manner as to ensure that after such adjustment and/or cash payment the Share Units, Deferred RSUs and/or Deferred Compensation comply with the requirements of Section 409A of the Code.
d.For purposes of the Plan, “Disability” shall mean a disability within the meaning of Section 409A of the Code.
e.A distribution (or commencement of installments) to a Specified Employee that is to be paid upon a Separation From Service shall be delayed until the first day of the seventh month following the month containing the date of Separation From Service (or until death, if earlier). “Specified Employee” means an individual who is determined by the Administrator to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code. The Administrator may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Plan.
f.Each payment made under the Plan shall be treated as a separate payment and the right to a series of installment payments under the Plan is to be treated as a right to a series of separate payments.
g.In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under the Plan to comply with, or be exempt from, the requirements of Section 409A of the Code.
h.For purposes of the Plan, “Change in Control” shall mean a “Covered Transaction,” as such term is defined in the Omnibus Plan, provided that such Covered Transaction constitutes a “change in control event” with respect to the Company, within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.